Exhibit 10.1
Restricted Unit Grant
under the
EPCO, Inc. 2006 TPP Long-Term Incentive Plan

Date of Grant:

Name of Grantee:

Number of Units Granted:

Restricted Unit Grant Number:	R06-

   EPCO, Inc. (the “Company”) is pleased to inform you that you have been granted the number of Restricted Units set forth above under the EPCO, Inc. 2006 TPP Long-Term Incentive Plan (the “Plan”). A Restricted Unit is a Unit of TEPPCO Partners, L.P. (the “Partnership”) that is subject to the forfeiture and non-transferability provisions set forth below in this Agreement (the “Restrictions”). The terms of the grant are as follows:
   1. The Restricted Units shall become fully vested, i.e., not restricted, on the earlier of (i) the fourth anniversary of the Date of Grant set forth above (the “Vesting Date”) or (ii) a Qualifying Termination (as defined below). In the event your employment with the Company and its Affiliates is terminated prior to the Vesting Date for any reason other than as provided in Section 4 below, the Restricted Units shall automatically and immediately be forfeited and cancelled without payment on the date of such termination of employment.
   2. The Restricted Units will be evidenced, at the sole option and in the sole discretion of the Committee, either (i) in book-entry form in your name in the Unit register of the Partnership maintained by the Partnership’s transfer agent or (ii) a unit certificate issued in your name. You shall have voting rights and shall be entitled to receive all distributions made by the Partnership on such Restricted Units free and clear of any Restrictions. If the Restricted Units are evidenced by a certificate, the certificate shall bear the following legend:
   The Units evidenced by this certificate have been issued pursuant to an agreement made as of                     , 200  , a copy of which is attached hereto and incorporated herein, between the Company and the registered holder of the Units, and are subject to forfeiture to the Company under certain circumstances described in such agreement. The sale, assignment, pledge or other transfer of the shares of Units evidenced by this certificate is prohibited under the terms and conditions of such agreement, and such Units may not be sold, assigned, pledged or otherwise transferred except as provided in such agreement.
   The Company may cause the certificate to be delivered upon issuance to the Secretary of the Company as a depository for safekeeping until the forfeiture occurs or the Restrictions lapse pursuant to the terms of this Agreement. Upon request of the Company, you shall deliver to the Company a unit power, endorsed in blank, relating to the Restricted Units then subject to the Restrictions. Upon the lapse of the Restrictions without forfeiture, the Company shall, upon your request, cause a certificate or certificates to be issued without legend in your name evidencing the Restricted Units.
   3. None of the Restricted Units are transferable (by operation of law or otherwise) by you, other than by will or the laws of descent and distribution. If, in the event of your divorce, legal separation or other dissolution of your marriage, your former spouse is awarded ownership of, or an interest in, all or part of the Restricted Units granted hereby to you (the “Awarded Units”), the Awarded Units shall automatically and immediately be forfeited and cancelled without payment on such date.
   4. If your employment with the Company and its Affiliates is terminated (a “Qualifying Termination”) due to your (i) death, (ii) being disabled and entitled to receive long-term disability benefits under the Company’s long-term disability plan or (iii) retirement with the approval of the Committee on or after reaching age 60, the Restricted Units shall automatically vest in full upon such termination.

   5. In the event your employment with the Company and its Affiliates terminates for any reason other than as provided in Section 4 above, your Restricted Units automatically shall be forfeited without payment on such termination.
   6. Nothing in this Agreement or in the Plan shall confer any right on you to continue employment with the Company or its Affiliates or restrict the Company or its Affiliates from terminating your employment at any time. Employment with an Affiliate shall be deemed to be employment with the Company for purposes of the Plan. Unless you have a separate written employment agreement with the Company or an Affiliate, you are, and shall continue to be, an “at will” employee.
     7. To the extent that the grant or vesting of a Restricted Unit results in the receipt of compensation by you with respect to which the Company or an Affiliate has a tax withholding obligation pursuant to applicable law, unless you make other arrangements that are acceptable to the Company or such Affiliate, you must deliver to the Company or the Affiliate such amount of money as the Company or the Affiliate may require to meet its tax withholding obligations under such applicable law. No issuance of an unrestricted Unit shall be made pursuant to this Agreement until you have paid or made arrangements approved by the Company or the Affiliate to satisfy in full the applicable tax withholding requirements of the Company or Affiliate. For purposes of this paragraph, unless you are subsequently notified to the contrary, you may satisfy your obligations with respect to any applicable tax withholding by electing to have the Company or any Affiliate (including the Partnership) withhold from the issuance under this Agreement a number of vested Common Units having a then-fair-market value equal to such tax withholding obligations, based on the closing price per Common Unit as reported on the New York Stock Exchange (or other principal stock exchange on which the Common Units are then listed) on the date of vesting. The Committee has determined that it intends that the Plan meet the requirements of Rule 16b-3 under the Exchange Act and that the transactions of the type specified in Rule 16b-3 by non-employee directors and by officers of the Company (whether or not they are directors) pursuant to the Plan, including the foregoing net settlement procedure, will be exempt from the operation of Section 16(b) of the Exchange Act.
     8. Notwithstanding any other provision of this Agreement, the Company shall not be obligated to deliver to you any unrestricted Units if counsel to the Company determines such delivery would violate any law or regulation of any governmental authority or agreement between the Company or the Partnership and any national securities exchange upon which the Units are listed or any policy of the Company or any Affiliate of the Company.
     9. These Restricted Units are subject to the terms of the Plan, which is hereby incorporated by reference as if set forth in its entirety herein, including, without limitation, the ability of the Company, in its discretion, to amend your Restricted Unit award without your approval. In the event of a conflict between the terms of this Agreement and the Plan, the Plan shall be the controlling document. Capitalized terms that are used, but are not defined, in this Option grant award have the respective meanings provided for in the Plan. The Plan, as in effect on the Date of Grant, is attached hereto as Exhibit A.

EPCO, INC.

By:

[Name, Title]